                                                                   EXHIBIT 23.a.


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Independent Bank Corp.:


We consent to the incorporation by reference into Independent Bank Corp.'s previously filed Registration Statements on Form S-8 File Numbers 33-27999, 33-13158, 33-50770, 33-65114, 33-75530, 33-60293, 33-04259, 333-27169, 333-31107
and 333-82998 of our report dated June 27, 2002, with respect to the statement of net assets available for benefits as of December 31, 2001 of The Rockland Trust Company Employee Savings and Profit Sharing Plan and Trust, the related statement of net assets available for benefits for the year then ended, and the supplemental schedule of assets (held at end of year) included in this Form 11-K for the year ended December 31, 2001.



/s/ KPMG LLP
Boston, Massachusetts
June 28, 2002